UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Jasper Therapeutics, Inc.
(Name of Issuer)

Voting Common Stock, par value $0.0001 per share
(Title of Class of Securities)

471871103
(CUSIP Number)

September 24, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Avego Healthcare Capital, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,453,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,453,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,453,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%[1]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

____________________

1 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Avego Healthcare Capital Holdings, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,453,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,453,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,453,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%[2]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

____________________

2 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Avego Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[3]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO, IA

____________________

3 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Velan Capital Investment Management LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[4]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, IA

____________________

4 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Balaji Venkataraman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[5]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC, IN

____________________

5 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

James Flexner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[6]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC, IN

____________________

6 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Thomas Vandervort

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[7]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC, IN

____________________

7 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Adam Morgan

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,838,281

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,838,281

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,838,281

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%[8]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC, IN

____________________

8 Based on 36,520,288 shares of the Issuer’s Voting Common Stock outstanding as of September 24, 2021, as reported on the Issuer’s Current Report on Form 8-K filed on September 29, 2021.

CUSIP No.	471871103

Item 1.	(a).	Name of Issuer:

Jasper Therapeutics, Inc.

(b).	Address of issuer's principal executive offices:

2200 Bridge Pkwy, Suite #102 Redwood, CA 94065

Item 2.	(a).	Name of person filing:

Avego Healthcare Capital, L.P. Avego Healthcare Capital Holdings, LLC Avego Management, LLC Velan Capital Investment Management LP Balaji Venkataraman James Flexner Thomas Vandervort Adam Morgan

(b).	Address or principal business office or, if none, residence:

Avego Healthcare Capital, L.P.

1055B Powers Place

Alpharetta, Georgia 30009

Avego Healthcare Capital Holdings, LLC

1055B Powers Place

Alpharetta, Georgia 30009

Avego Management, LLC

1055B Powers Place

Alpharetta, Georgia 30009

Velan Capital Investment Management LP

1055B Powers Place

Alpharetta, Georgia 30009

Balaji Venkataraman

1055B Powers Place

Alpharetta, Georgia 30009

James Flexner

1055B Powers Place

Alpharetta, Georgia 30009

Thomas Vandervort

1055B Powers Place

Alpharetta, Georgia 30009

Adam Morgan

1055B Powers Place

Alpharetta, Georgia 30009

(c).	Citizenship:

Avego Healthcare Capital, L.P. – Delaware

Avego Healthcare Capital Holdings, LLC – Delaware

Avego Management, LLC – Delaware

Velan Capital Investment Management LP – Delaware

Balaji Venkataraman – United States of America

James Flexner – United States of America

Thomas Vandervort – United States of America

Adam Morgan – United States of America

(d).	Title of class of securities:

Voting Common Stock, par value $0.0001 per share

(e).	CUSIP No.:

471871103

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Avego Healthcare Capital, L.P. – 2,453,281

Avego Healthcare Capital Holdings, LLC – 2,453,281

Avego Management, LLC – 2,838,281

Velan Capital Investment Management LP – 2,838,281

Balaji Venkataraman – 2,838,281

James Flexner – 2,838,281

Thomas Vandervort – 2,838,281

Adam Morgan – 2,838,281

(b)	Percent of class:

Avego Healthcare Capital, L.P. – 6.7%

Avego Healthcare Capital Holdings, LLC – 6.7%

Avego Management, LLC – 7.8%

Velan Capital Investment Management LP – 7.8%

Balaji Venkataraman – 7.8%

James Flexner – 7.8%

Thomas Vandervort – 7.8%

Adam Morgan – 7.8%

(c)	Number of shares as to which Avego Healthcare Capital, L.P. has:

	(i)	Sole power to vote or to direct the vote	0	,

	(ii)	Shared power to vote or to direct the vote	2,453,281	,

	(iii)	Sole power to dispose or to direct the disposition of	0	,

	(iv)	Shared power to dispose or to direct the disposition of	2,453,281	.

	Number of shares as to which Avego Healthcare Capital Holdings, LLC has:

	(i)	Sole power to vote or to direct the vote	0	,

	(ii)	Shared power to vote or to direct the vote	2,453,281	,

	(iii)	Sole power to dispose or to direct the disposition of	0	,

	(iv)	Shared power to dispose or to direct the disposition of	2,453,281	.

Number of shares to which Avego Management, LLC has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Number of shares to which Velan Capital Investment Management LP has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Number of shares to which Balaji Venkataraman has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Number of shares to which James Flexner has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Number of shares to which Thomas Vandervort has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Number of shares to which Adam Morgan has :

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,838,281	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,838,281	.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 4, 2021
(Date)

AVEGO HEALTHCARE CAPITAL, L.P. By: Avego Healthcare Capital Holdings, LLC, its general partner

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

AVEGO HEALTHCARE CAPITAL HOLDINGS, LLC

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

AVEGO MANAGEMENT, LLC

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

VELAN CAPITAL INVESTMENT MANAGEMENT LP
By: Avego Management, LLC, its general partner

By:	/s/Balaji Venkataraman
Balaji Venkataraman
Managing Member

BALAJI VENKATARAMAN

/s/ Balaji Venkataraman

JAMES FLEXNER

/s/ James Flexner

THOMAS VANDERVORT

/s/ Thomas Vandervort

ADAM MORGAN

/s/ Adam Morgan

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for the Voting Common Stock, par value $0.0001 per share of Jasper Therapeutics, Inc.

October 4, 2021
(Date)

AVEGO HEALTHCARE CAPITAL, L.P. By: Avego Healthcare Capital Holdings, LLC, its general partner

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

AVEGO HEALTHCARE CAPITAL HOLDINGS, LLC

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

AVEGO MANAGEMENT, LLC

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

VELAN CAPITAL INVESTMENT MANAGEMENT LP
By: Avego Management, LLC, its general partner

By:	/s/ Balaji Venkataraman
Balaji Venkataraman
Managing Member

BALAJI VENKATARAMAN

/s/ Balaji Venkataraman

JAMES FLEXNER

/s/ James Flexner

THOMAS VANDERVORT

/s/ Thomas Vandervort
ADAM MORGAN

/s/ Adam Morgan